Press Release	Source: Extreme Mobile Coatings Worldwide

Extreme Mobile Coatings Worldwide Corp. acquires assets of Reflectkote, Inc.

Nicholasville, Kentucky, March 12, 2010 – Extreme Mobile Coatings Worldwide Corp. (“EMWW.ob”) announces that on March 11, 2010, the “Company” entered into a Asset Purchase Agreement with Reflectkote, Inc., dated March 10, 2010, wherein Reflectkote, Inc, sold certain assets and liabilities to the Company, as well as the obligation to issue 50,000,000 shares of common stock of the Company to the shareholders of Reflectkote, Inc. as a stock dividend, after the effectiveness of a Registration Statement on Form S-4.  Reflectkote, Inc., has set a record date of March 31, 2010 for the stock dividend.

The assets acquired, which are going to be operated as a separate wholly-owned subsidiary, are a permanently applied reflective coating that does not come off in the manner that reflective tape can and does.  Reflectkote coatings do not corrode and protect the surface applied to as well.  Reflectkote is a plastic and glass combination prepared in a proprietary manner.  The application can be done on site with various equipment manufactured by various vendors.

Charlie Woodward, Extreme Mobile Coatings President and CEO states, “With the acquisition of the Reflectkote coatings, we have added another line of quality of coatings to our line-up.  The Reflectkote coating is an exciting opportunity to expand our business model into new areas.  The coating can be applied with our existing spray guns, or any currently available spray gun on the market.”

About Extreme Mobile Coatings:
Through its wholly owned subsidiary, Extreme Mobile Coatings, Inc., based in Nicholasville, Kentucky, Extreme offers franchise opportunities to operate a mobile business which provides painting or coating on various surfaces utilizing a special patented mobile system developed by Xiom Corp. (XMCP.ob) and licensed to Extreme.  In addition, Extreme operates a mobile coating business in and around Nicholasville, Kentucky.

For more information regarding the companies listed herein, please see:
www.extrememobilecoating.com
www.xiom-corp.co.

Forward-Looking Statements
This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control and actual results.

Contact:
Extreme Mobile Coatings Worldwide Corp.
James W. Zimbler
814-234-8500

Source: Extreme Mobile Coatings Worldwide Corp.